Exhibit (a)(5)(D)

Press Contact:
Barry Holt
203-517-3110
Barry.Holt@isg-one.com

Investor Contact:
David Berger
203-517-3104
David.Berger@isg-one.com

ISG Announces Preliminary Results of its Tender Offer

Company expects to acquire 2,323,879 shares at $4.00 per share

STAMFORD, Conn., April 8, 2016 — Information Services Group, Inc. (“ISG” or the “Company”) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on Thursday, April 7, 2016.

Based on the preliminary count by the depositary for the tender offer, an aggregate of 2,323,879 shares were properly tendered and not withdrawn at or below a price of $4.00, including 9,003 shares that were tendered through notice of guaranteed delivery.  In view of these preliminary results, ISG expects to accept for payment an aggregate of 2,323,879 shares of its common stock at a purchase price of $4.00 per share.  These shares represent approximately six percent of the shares issued and outstanding as of the date of commencement of the tender offer — March 10, 2016.

The tender offer was made pursuant to an Offer to Purchase dated March 10, 2016 and the related Letter of Transmittal, by which the Company offered to purchase up to $12.0 million of its common stock, $0.001 par value per share, at a price per share not less than $3.30 and not greater than $4.00, which documents were filed with the Securities and Exchange Commission on March 10, 2016.

The number of shares to be purchased and the purchase price per share are preliminary and subject to change.  The determination of the final number of shares to be purchased and the final purchase price per share is subject to confirmation by the depositary of the proper delivery of all shares validly tendered and not withdrawn, including shares to be delivered in respect of notices of guaranteed delivery.  The actual number of shares validly tendered and not withdrawn and the final purchase price per share will be announced following the completion of the confirmation process and expiration of the guaranteed delivery period.  Payment for the shares accepted for purchase will occur promptly thereafter.  Payment for shares will be made in cash, without interest.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is the dealer manager for the tender offer.  The information agent for the tender offer is Innisfree M&A Incorporated and the depositary for the tender offer is Continental Stock Transfer & Trust Company.  Any questions with regard to the tender offer may be directed to the information agent toll-free from the U.S. and Canada at (888) 750-5834 and from other locations at (412) 232-3651.

About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience and global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 1,000 employees and operates in 21 countries.

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Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements”. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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